UNITED STATES

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WASHINGTON, D.C. 20549

SCHEDULE 14A

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SECURITIES EXCHANGE ACT OF 1934

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IBIO, INC.

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iBio, Inc. (the “Company”) has posted materials to its website in connection with the Company’s annual meeting of stockholders to be held on December 9, 2021. A copy of the materials posted to the website can be found below.

To all of our valued shareholders-of-record, thank you for your continued support as well as your participation in the upcoming December 9th Annual Shareholders Meeting (ASM). We have important decisions on the ballot and our Bylaws require that a majority of the issued and outstanding shares of iBio capital stock be represented to achieve a quorum. So please vote your shares so that we have enough participation to hold the meeting as required by our Bylaws. Otherwise, iBio will be required to reschedule another ASM in calendar 2022.

We also need your support to help us realize our vision of changing the biologic drug manufacturing paradigm with the FastPharming System® by providing a more environmentally sustainable method of biopharmaceutical production using plant-based bioprocessing techniques. As importantly, since we have successfully deployed FastPharming to rapidly build our own new pipeline of novel drug candidates, we now have the opportunity to address major unmet medical needs in oncology, as well as fibrotic and infectious diseases. So, in line with the recommendation of the Board of Directors, please vote For a reverse stock split of iBio’s common stock and For a decrease to the authorized share count.

FAQs

1.	Why is iBio seeking to complete a reverse stock split?

We believe that a higher stock price resulting from a reverse stock split will allow iBio to better position itself to be more attractive among a broader set of investors.

Many institutional investors consider low-priced stocks to be unduly speculative in nature and, as a matter of policy, avoid investment and trading in low-priced stock. For example, the charters of some mutual funds explicitly restrict their investment managers from initiating positions in and/or continuing to hold stocks that trade under $5 per share.

The Board is always considering various actions that can be taken to make our stock more attractive and a cost-effective investment to the maximum number of investors. This is just one of them.

We believe a reverse stock split could protect your investment, and we appreciate our shareholders’ commitment to the future success of iBio by voting in favor of an amendment to our certificate of incorporation to effect a reverse stock split.

2.	What is a reverse stock split?

A reverse stock split reduces the number of outstanding shares a company has in the market. Each share represents a proportion of ownership of a company. With a reverse split, every shareholder maintains their proportionate interest in the company (other than with respect to fractional shares) but the aggregate number of shares is reduced.

For example, if a company declares a one for ten reverse stock split, every ten shares that you own will be converted into a single share. If you owned 10,000 shares of the company before the reverse stock split, you would own a total of 1,000 shares after the reverse stock split. Every shareholder’s proportional interest remains the same (other than with respect to fractional shares), as a result of the reverse split.

3.	Why do shareholders vote on a reverse stock split?

As an iBio shareholder, you have voting rights related to certain matters under the Delaware General Corporation Law, including voting for an amendment to our certificate of incorporation to effect a reverse stock split. We’re grateful for your investment and look forward to our future growth together.

4.	Will the reverse stock split impact the value of my aggregate holdings?

No, a stock split by itself – whether forward or reverse – theoretically should not impact the value of one’s holdings or the overall market capitalization of a publicly traded company. Every shareholder’s proportional interest (other than with respect to fractional shares) remains the same the day that a split is effected. We cannot predict how our stock will trade following a reverse stock split, but we believe that fewer shares and a higher share price could be more attractive to institutional investors

5.	Is a reverse stock split an indication that a company is experiencing poor financial performance and will continue to see diminishing financial performance?

There are many reasons that a company may decide to propose a reverse stock split. A reverse stock split is expected to allow iBio to better position itself to be more attractive among a broader set of investors. The Board is always considering various actions that can be taken to make our stock more appealing to a broad variety of investors.

6.	Will an approval of a reverse stock split positively or negatively impact retail investors, who make up a majority of the shareholder base?

The Board believes that these proposals are in the best long-term interest of all shareholders, including both retail and institutional investors. Every shareholder’s proportional interest remains the same immediately after the reverse split.

7.	What information is currently available for me to make my decision about how to vote on the reverse stock split and change in authorized shares?

In addition to these FAQs, the Investor Relations section of our website contains a wealth of information, including the recently issued 10-K, a definitive proxy statement and a press release.

8.	Will there be more information forthcoming?
There will be an investor call following our Q1 FY2022 earnings announcement in mid-November. In addition, you can expect to receive more communications and reminders related to voting for the reverse stock split.

9.	What happens next if a reverse stock split is approved?
Stockholder approval of this proposal would not compel us to complete a reverse stock split. Rather, it would provide the Board the flexibility effect on a reverse split at some point in future, should that be in the best interest of our shareholders.

10.	Who put the proposals on the ballot?
The Board of Directors placed these proposals on the ballot. The Board believes that these proposals are in the best long-term interest of all shareholders, including both retail and institutional investors.

The addition of new board members and their valuable perspectives has allowed us to continue to execute on our strategy as we work to create value for investors.

11.	How is this proposal different from last year’s proposed increase in authorized shares?

The Board does not believe that the number of shares remaining available for issuance by the Company provides for adequate flexibility in financial planning and in pursuing key corporate objectives. The number of available shares of common stock following implementation of the reverse stock split will provide additional flexibility to use our capital stock for business and financial purposes in the future. These purposes may include raising capital; establishing strategic relationships with other companies; expanding our business or product lines through the acquisition of other businesses or products; and other general corporate purposes.

Similar to the increase in authorized shares that we sought approval of last year, one result of the reverse stock split, if effected will be an increase in the number of unissued authorized shares. The company is seeking increased flexibility for the Board to issue additional authorized shares so as to continue to drive our strategic growth objectives to advance environmentally sustainable biopharmaceutical manufacturing while developing new treatments for cancers, as well as fibrotic and infectious diseases.

At last year’s meeting, the majority (55.8%) of iBio stockholders who submitted their votes had voted in favor of the amendment proposal; however, more votes were needed to meet the required threshold for approval under the Delaware General Corporation Law.

12.	Aside from raising additional capital, how might an increase in issuable shares help iBio to pursue its strategic objectives?

We continue to see potential opportunities to increase shareholder value. Our recent transaction with RubrYc Therapeutics, Inc. is a representative example. Through it, we gained a worldwide exclusive license for a monoclonal antibody candidate designed to deplete immunosuppressive regulatory T cells from the tumor microenvironment. Additionally, we acquired an equity stake in RubrYc along with an option to license antibodies developed with RubrYc’s artificial intelligence (“AI”)-based antibody discovery platform.

While we paid for the RubYc transation in cash, there may be opportunities to complete similar future deals with cash or stock.

13.	The 10-K states iBio had $97 million in cash and securities, so why do you need to increase the number of issuable shares now?
We have no immediate plans for an equity financing as we have sufficient capital to fund our currently planned operations through the first calendar quarter of 2023.

Our projected use of capital, however, does not incorporate a broad range of potential near-term opportunities that may require additional investment. Also, based on our anticipated operating expense levels, we expect to have less than 12 months of cash on hand (a common liquidity threshold in the biotech industry) at some point before our next annual meeting.

14.	How do the proposals for reverse stock split and the decrease in authorized shares affect the company’s flexibility to raise capital?

Because the company is not using the same ratio in the reverse stock split and the decrease in authorized shares, the net effect is to provide the Board of Directors more flexibility to raise capital as conditions warrant.

15.	Why wouldn’t future capital raises decrease shareholder value?

iBio’s business may require additional capital to realize its full value potential or to take advantage of value-creating opportunities. It is important to provide the Board with this vote of confidence for them to have the ability to make decisions on how and when to raise capital.

16.	Can the management team vote the options they hold? How will executives’ shares be impacted by the approval of a reverse stock split?

No, the management team cannot vote the options they hold. Only shares of common stock outstanding as of the record date of October 15, 2021 may vote on the proposal.

The number of shares of common stock to be issued upon exercise of the stock options and the exercise price will be adjusted to reflect the reverse stock split in the same proportion as the reverse stock ratio.

17.	Is iBio at risk of being delisted from the NYSE American, LLC stock exchange?

iBio is not seeking approval of the reverse stock split due to any notifications from the NYSE American, LLC regarding listing standard compliance.

18.	How do I cast my vote for this stock split?

There are number of ways you can cast your vote. Okapi Partners serves as iBio’s proxy solicitor. Shareholders requiring assistance voting can contact Okapi Partners at 1-844-203-3605 (U.S. and Canada) or +1-212-297-0720 (from other locations) from 9:00 a.m. ET to 8:00 p.m. ET Mondays – Fridays.

Call to vote:

Locate the control number on your proxy card or voting instruction form and dial the telephone number indicated on your proxy card or voting instruction form then follow the audio prompts.

If you do not have your proxy card available, you can call Okapi Partners at 1-844-203-3605 (U.S. and Canada) or +1-212-297-0720 (from other locations) from 9:00 a.m. ET to 8:00 p.m. ET Mondays – Fridays for assistance.

Mail in your vote:

If you have received a mail-in card, mark your vote, sign, date and return the proxy card or voting instruction form in the postage-paid envelope provided.

Vote online:

If you have received an email from your custodian bank or broker or a proxy card or voting instruction form with a website link to vote, enter the website link into your internet browser and follow the instructions on the screen.

If you hold your shares in more than one account, you will receive a proxy card or voting instruction form for each account. It is important that you vote a proxy with respect to each account you own.

19.	I am having trouble voting. Who can I contact for support?

You can call Okapi Partners at 1-844-203-3605 (U.S. or Canada) or +1-212-297-0720 (from other locations). You can also email Okapi Partners at info@okapipartners.com.

20.	If I am based outside of the U.S. how can I vote?

You can call Okapi Partners at +1-212-297-0720 or email info@okapipartners.com for more information.